Exhibit 99.1

Corporate Communications Department	NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 D’Ante Natili — 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: David Sylvestre — 401-457-2362

Textron Reports Second Quarter 2016 Income from Continuing Operations of $0.66 per Share, up 10%

Providence, Rhode Island — July 22, 2016 — Textron Inc. (NYSE: TXT) today reported second quarter 2016 income from continuing operations of $0.66 per share, up 10.0 percent from $0.60 per share in the second quarter of 2015.

Revenues in the quarter were $3.5 billion, up 8.1 percent from the second quarter of 2015.  Textron segment profit in the quarter was $328 million, up $22 million from the second quarter of 2015.

“Revenues were up at Systems, Industrial and Textron Aviation despite a challenging global environment, reflecting our continued investment in new products and acquisitions,” said Textron Chairman and CEO Scott C. Donnelly.

Cash Flow

Net cash provided by operating activities of continuing operations of the manufacturing group for the second quarter was $107 million, compared to $183 million in last year’s second quarter. Manufacturing cash flow before pension contributions, a non-GAAP measure which is defined and reconciled to GAAP in an attachment to this release, reflected a use of cash of $26 million compared to a positive $106 million cash flow during last year’s second quarter.

Tax Settlement

On July 11, 2016, the U.S. Internal Revenue Service Office of Appeals approved a final settlement for our 1998 to 2008 tax years.  As a result, in the third quarter we expect to record an income tax benefit, including reversal of accrued interest, of approximately $315 million, of which approximately $200 million, or $0.74 per share, is attributable to continuing operations.

Outlook

Textron reiterated its 2016 earnings per share from continuing operations guidance of $2.60 to $2.80, not including the estimated impact related to the tax settlement discussed above. The company also confirmed its 2016 manufacturing cash flow before pension contributions guidance of $600 - $700 million.

Donnelly continued, “We are confirming our full-year operating outlook, as we continue to believe that our new products and acquisitions will contribute to solid overall growth in revenue, earnings and cash this year.”

Second Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $72 million, primarily due to volume and mix.

Textron Aviation delivered 45 new Citation jets and 23 King Air turboprops in the quarter, compared to 36 jets and 30 King Airs in last year’s second quarter.

Textron Aviation recorded a segment profit of $81 million in the second quarter compared to $88 million a year ago. The decrease in segment profit in the second quarter was primarily due to an unfavorable impact from the mix of products sold in the period.

Textron Aviation backlog at the end of the second quarter was $1.1 billion, up $122 million from the end of the first quarter.

Bell

Bell revenues were down $46 million, as Bell delivered 6 V-22’s in the quarter, flat with last year’s second quarter, 9 H-1’s compared to 6 H-1’s last year and 24 commercial helicopters, compared to 39 units last year.

Segment profit was down $20 million, primarily due to the lower volume and mix.

Bell backlog at the end of the second quarter was $4.9 billion, down $376 million from the end of the first quarter.

Textron Systems

Revenues at Textron Systems increased $165 million, primarily due to higher volumes in our Weapons and Sensors and Unmanned Systems product lines.  Segment profit was up $39 million, reflecting the higher volumes and mix.

Textron Systems’ backlog at the end of the second quarter was $2.3 billion, down $242 million from the end of the first quarter.

Industrial

Industrial revenues increased $77 million due to higher volumes and the impact of acquisitions.

Segment profit increased $13 million reflecting the higher volumes.

Finance

Finance segment revenues decreased $4 million and segment profit decreased $3 million.

Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

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Conference Call Information

Textron will host its conference call today, July 22, 2016 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8960 in the U.S. or (651) 291-0344 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Friday, July 22, 2016 by dialing (320) 365-3844 ; Access Code: 373339.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market

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countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; and cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Six Months Ended July 2, 2016 and July 4, 2015
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
REVENUES
MANUFACTURING:
Textron Aviation	$1,196	$1,124	$2,287	$2,175
Bell	804	850	1,618	1,663
Textron Systems	487	322	811	637
Industrial	1,004	927	1,956	1,799
	3,491	3,223	6,672	6,274

FINANCE	20	24	40	46
Total revenues	$3,511	$3,247	$6,712	$6,320

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$81	$88	$154	$155
Bell	81	101	163	177
Textron Systems	60	21	89	49
Industrial	99	86	190	168
	321	296	596	549

FINANCE	7	10	12	16
Segment Profit	328	306	608	565

Corporate expenses and other, net	(31)	(33)	(63)	(75)
Interest expense, net for Manufacturing group	(37)	(32)	(70)	(65)

Income from continuing operations before income taxes	260	241	475	425
Income tax expense	(82)	(72)	(146)	(128)

Income from continuing operations	178	169	329	297
Discontinued operations, net of income taxes	(1)	(2)	(2)	(2)
Net income	$177	$167	$327	$295

Earnings per share:
Income from continuing operations	$0.66	$0.60	$1.21	$1.06
Discontinued operations, net of income taxes	(0.01)	—	(0.01)	(0.01)
Net income	$0.65	$0.60	$1.20	$1.05

Diluted average shares outstanding	271,316,000	279,935,000	272,172,000	280,024,000

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	July 2, 2016	January 2, 2016
Assets
Cash and equivalents	$661	$946
Accounts receivable, net	1,144	1,047
Inventories	4,595	4,144
Other current assets	370	341
Net property, plant and equipment	2,582	2,492
Goodwill	2,118	2,023
Other assets	2,339	2,399
Finance group assets	1,225	1,316
Total Assets	$15,034	$14,708

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$278	$262
Other current liabilities	3,420	3,530
Other liabilities	2,293	2,376
Long-term debt	2,785	2,435
Finance group liabilities	1,072	1,141
Total Liabilities	9,848	9,744

Total Shareholders’ Equity	5,186	4,964
Total Liabilities and Shareholders’ Equity	$15,034	$14,708

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Cash flows from operating activities:
Income from continuing operations	$174	$163	$322	$287
Depreciation and amortization	111	107	217	215
Dividends received from TFC	29	—	29	—
Changes in working capital	(211)	(101)	(601)	(406)
Changes in other assets and liabilities and non-cash items	4	14	(8)	20
Net cash from operating activities of continuing operations	107	183	(41)	116
Cash flows from investing activities:
Capital expenditures	(119)	(94)	(207)	(173)
Net cash used in acquisitions	(15)	(2)	(179)	(34)
Proceeds from the sale of property, plant and equipment	3	3	5	4
Other investing activities, net	—	3	(2)	(4)
Net cash from investing activities	(131)	(90)	(383)	(207)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	345	—
Increase (decrease) in short-term debt	(30)	80	12	105
Purchases of Textron common stock	—	(87)	(215)	(87)
Other financing activities, net	(2)	14	(1)	10
Net cash from financing activities	(32)	7	141	28
Total cash flows from continuing operations	(56)	100	(283)	(63)
Total cash flows from discontinued operations	(1)	(1)	(1)	(3)
Effect of exchange rate changes on cash and equivalents	(5)	1	(1)	(4)
Net change in cash and equivalents	(62)	100	(285)	(70)
Cash and equivalents at beginning of period	723	561	946	731
Cash and equivalents at end of period	$661	$661	$661	$661

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$107	$183	$(41)	$116
Less: Capital expenditures	(119)	(94)	(207)	(173)
Dividends received from TFC	(29)	—	(29)	—
Plus: Total pension contributions	12	14	24	34
Proceeds from the sale of property, plant and equipment	3	3	5	4
Manufacturing cash flow before pension contributions- Non-GAAP	$(26)	$106	$(248)	$(19)

			2016 Outlook
Net cash from operating activities of continuing operations - GAAP			$ 1,044 - $ 1,144
Less: Capital expenditures			(475)
Dividends received from TFC			(29)
Plus: Total pension contributions			60
Manufacturing cash flow before pension contributions- Non-GAAP			$ 600 - $ 700

Manufacturing cash flow before pension contributions is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.  Our definition of Manufacturing cash flow before pension contributions adjusts net cash from operating activities of continuing operations (GAAP) for the following: dividends received from Textron Financial Corporation (TFC), capital contributions to TFC provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans. Our calculation provides a focus on cash generated from true manufacturing operations, before discretionary and required pension contributions.  While we believe this calculation provides an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.  We further believe this measure may be useful for period-over-period comparisons of underlying business trends and our ongoing operations, however, our calculation may differ significantly from methods used by other companies to compute similar measures.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Cash flows from operating activities:
Income from continuing operations	$178	$169	$329	$297
Depreciation and amortization	114	110	223	220
Changes in working capital	(168)	(66)	(568)	(335)
Changes in other assets and liabilities and non-cash items	(4)	11	(14)	23
Net cash from operating activities of continuing operations	120	224	(30)	205
Cash flows from investing activities:
Capital expenditures	(119)	(94)	(207)	(173)
Net cash used in acquisitions	(15)	(2)	(179)	(34)
Finance receivables repaid	19	15	36	46
Other investing activities, net	42	3	52	26
Net cash from investing activities	(73)	(78)	(298)	(135)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	362	9
Increase (decrease) in short-term debt	(30)	80	12	105
Principal payments on long-term debt and nonrecourse debt	(44)	(60)	(90)	(130)
Purchases of Textron common stock	—	(87)	(215)	(87)
Other financing activities, net	(2)	5	(1)	10
Net cash from financing activities	(76)	(62)	68	(93)
Total cash flows from continuing operations	(29)	84	(260)	(23)
Total cash flows from discontinued operations	(1)	(1)	(1)	(3)
Effect of exchange rate changes on cash and equivalents	(5)	1	(1)	(4)
Net change in cash and equivalents	(35)	84	(262)	(30)
Cash and equivalents at beginning of period	778	708	1,005	822
Cash and equivalents at end of period	$743	$792	$743	$792